Exhibit 99.1

SL Green Announces Departure of President Andrew Mathias

A 25-year Tenure in Helping Make SL Green NYC’s Largest Office Landlord;

Will Remain as Director and in Advisory Role

NEW YORK NY – October 10, 2023 – SL Green Realty Corp. (NYSE:SLG), Manhattan’s largest office landlord, today announced that Andrew Mathias will leave his role as President at the end of his current employment agreement on December 31, 2023. Mr. Mathias, who joined the Company as a Vice President in 1999 and played a key role in the company’s historic growth, will remain as a member of the Company’s Board of Directors and will serve in an advisory role to the CEO.

“Andrew has been a true partner in everything we’ve accomplished at SL Green from the very beginning, working side-by-side to take this company from IPO to the undisputed market leader in New York City,” said Marc Holliday, Chairman and CEO of SL Green. “Andrew’s imprint will be felt on this company for years to come, as his vision and leadership live on across our entire portfolio and the countless team members he has mentored.”

“It has been an extraordinary experience helping to lead this industry-leading company for nearly a quarter century, and I couldn’t be prouder of everything we’ve achieved for our shareholders, our employees and our city,” said Andrew Mathias, President of SL Green. “We have a proud history at SL Green of developing and empowering young talent, and I look forward to seeing our next generation of leaders flourish and take SL Green to the next level.”

During his tenure at SL Green, Mr. Mathias rose from Vice President to Chief Investment Officer and, ultimately, to President, helping to grow the company into New York City’s largest commercial office landlord and one of the nation’s leading real estate investment trusts. Among other notable recognitions, Mr. Mathias was featured in the Crain’s New York Business “40 Under 40” in 2007 and has been named to the New York Commercial Observer “Power 100” over a dozen times. He has been honored by major institutions such as Pace University and Memorial Sloan Kettering, and currently serves on the Board of Directors for the Regional Plan Association.

About SL Green Realty Corp.

SL Green Realty Corp., Manhattan’s largest office landlord, is a fully integrated real estate investment trust, or REIT, that is focused primarily on acquiring, managing and maximizing value of Manhattan commercial properties. As of June 30, 2023, SL Green held interests in 60 buildings totaling 33.1 million square feet. This included ownership interests in 28.8 million square feet of Manhattan buildings and 3.4 million square feet securing debt and preferred equity investments.

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